Exhibit 10.8(b)

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of May 17, 2012, by and between CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and COHERUS BIOSCIENCE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (formerly known as Biogenerics, Inc., a Delaware corporation) are parties to that certain lease dated September 26, 2011 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 6,638 rentable square feet (the “Existing Premises”) described as Suite 200 on the second floor of the building commonly known as Towers @ Shores-201 Redwood Shores located at 201 Redwood Shores Parkway, Redwood City, California (the “Building”).

B.	The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 1,865 rentable square feet described as Suite 295 on the second floor of the Building and shown on Exhibit A attached hereto (the “Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion.

1.1.	Effect of Expansion. Effective as of the Expansion Effective Date (defined in Section 1.2 below), the Premises shall be increased from 6,638 rentable square feet on the second floor to 8,503 rentable square feet on the second floor by the addition of the Expansion Space, and, from and after the Expansion Effective Date, the Existing Premises and the Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Expansion Space (the “Expansion Term”) shall commence on the Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Expiration Date (which the parties acknowledge is September 30, 2013). From and after the Expansion Effective Date, the Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Expansion Space.

1.2.	Expansion Effective Date. As used herein, “Expansion Effective Date” means the earlier to occur of (i) the date on which Tenant first conducts business in the Expansion Space, or (ii) June 1, 2012; provided, however, that if Landlord fails to deliver the Expansion Space to Tenant on or before the date described in the preceding clause (ii) as a result of any holdover or unlawful possession by another party, the Expansion Effective Date shall be the date on which Landlord delivers possession of the Expansion Space to Tenant free from occupancy by any party. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Expiration Date shall not be similarly extended.

1.3.	Confirmation Letter. At any time after the Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a [illegible]

2.	Base Rent. With respect to the Expansion Space during the Expansion Term, the schedule of Base Rent shall be as follows:

Period During Expansion Term	Annual Rate Per Square Foot	Monthly Base Rent
Expansion Effective Date through last day of 12th full calendar month of Expansion Term	$47.40	$7,366.75
13th full calendar month of Expansion Term through Expiration Date	$48.82	$7,587.44

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.	Tenant’s Share. With respect to the Expansion Space during the Expansion Term, Tenant’s Share shall be 0.5576%.

5.	Expenses and Taxes. With respect to the Expansion Space during the Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease.

6.	Improvements to Expansion Space.

6.1.	Condition and Configuration of Expansion Space. Tenant acknowledges that it has inspected the Expansion Space and agrees to accept it in its existing condition and configuration (or in such other condition and configuration as any existing tenant of the Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

6.2.	Responsibility for Improvements to Expansion Space. Any improvements to the Expansion Space performed by Tenant shall be paid for by Tenant and performed in accordance with the terms of the Lease. The parties acknowledge that Tenant is contemplating performing Alterations to the Premises and the Expansion Space in accordance with the preliminary plans attached hereto as Exhibit B (the “Potential Alterations”). To the extent such Potential Alterations are performed in accordance with the terms of the Lease, Landlord acknowledges that such Potential Alterations shown with reasonable specificity on Exhibit B hereto shall be considered Building-standard improvements for purposes of Section 8 of the Lease.

7.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1.	Early Entry. Tenant may enter the Expansion Space before the Expansion Effective Date (but not before the date that Landlord reasonably estimates will occur 30 days before the Expansion Effective Date), solely for the purpose of installing telecommunications and data cabling and installing equipment, furnishings and other personal property in the Expansion Space. Other than the obligation to pay Base Rent and Tenant’s Share of any Expense Excess or Tax Excess, all of Tenant’s obligations hereunder shall apply during any period of such early entry.

square feet known as Suite 275 on the second floor of the Building shown on the demising plan attached to the Amendment as Exhibit D. Tenant’s Right of First Offer shall be exercised as follows: At any time after Landlord has determined that a Potential Offering Space has become Available (defined below), but before leasing such Potential Offering Space to a third party, Landlord shall provide Tenant with written notice (the “Advice”) advising Tenant of the terms under which Landlord is prepared to lease such Potential Offering Space (an “Offering Space”) to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows: (i) if such Potential Offering Space is not under lease to a third party as of the date of mutual execution and delivery of the Amendment, such Potential Offering Space shall be deemed to become Available when Landlord has located a prospective tenant that may be interested in leasing such Potential Offering Space; and (ii) if such Potential Offering Space is under lease to a third party as of the date of mutual execution and delivery of the Amendment, such Potential Offering Space shall be deemed to become Available when Landlord has determined that the third-party tenant of such Potential Offering Space, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space. Tenant may lease any Offering Space in its entirety only, under the terms set forth in the Advice, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) days after the date of the Advice.

2.	Notwithstanding any contrary provision hereof, Tenant shall have no Right of First Offer, and Landlord shall not be required to provide Tenant with an Advice, with respect to any Potential Offering Space, if:

a.	Tenant is in default under the Lease, as amended, beyond any applicable cure period when Landlord would otherwise deliver the Advice; or

b.	the Premises, or any portion thereof, is sublet when Landlord would otherwise deliver the Advice; or

c.	the Lease, as amended, has been assigned before the date on which Landlord would otherwise deliver the Advice; or

d.	Tenant is not occupying the Premises when Landlord would otherwise deliver the Advice.

B.	Terms for Offering Space.

1.	The term for the Offering Space shall commence on the commencement date stated in the Advice and thereupon the Offering Space shall be considered a part of the Premises subject to the provisions of the Lease, as amended; provided, however, that the provisions of the Advice shall prevail to the extent they conflict with the provisions of the Lease, as amended.

2.	Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with provisions of the Advice, which provisions shall reflect the Prevailing Market rate for the Offering Space as determined use reasonable efforts to obtain possession of the Offering Space, and the commencement date of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

C.	Termination of Right of First Offer. The rights of Tenant hereunder with respect to any Potential Offering Space shall terminate on the earliest to occur of: (i) December 31, 2012, (ii) Tenant’s failure to exercise its Right of First Offer with respect to such Potential Offering Space (or any larger Potential Offering Space containing such Potential Offering Space) within the five (5)-day period provided in Section 7.2.A.1 above, or (iii) the date on which Landlord would have provided Tenant an Advice for such Potential Offering Space if Tenant had not been in violation of one or more of the conditions set forth in Section 7.2.A.2 above. In addition, if (a) Landlord provides Tenant with an Advice for any Offering Space that contains a right of first offer, right of first refusal, expansion option or other expansion right with respect to any other Potential Offering Space, (b) Tenant does not exercise its Right of First Offer to lease such Offering Space pursuant to such Advice, and (c) Landlord grants such expansion right to a third party that leases such Offering Space, then Tenant’s Right of First Offer with respect to such other Potential Offering Space shall be subject and subordinate to such expansion right in favor of such third party.

D.	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Share and other appropriate terms in accordance with this Section 7.2. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.	Definition of Prevailing Market. For purposes of this Section 7.2, “Prevailing Market” means the annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the Redwood City, California area under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space; (ii) the space is encumbered by the option rights of another tenant; or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

F.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof, including, without limitation, those certain right of first offer rights granted pursuant to that certain lease dated August 3, 2000 by and between Landlord (as Golden State Towers, LLC, a Delaware limited liability company), as landlord, and Weil, Gotshal & Manges LLP, a New York [illegible]

8.	Miscellaneous.

8.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

8.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cornish & Carey Commercial) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

8.7.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver it on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

		By:	/s/ Kenneth Young
		Name:	Kenneth Young
		Title:	Vice President - Leasing

TENANT:

COHERUS BIOSCIENCE, INC., a Delaware corporation

By:	/s/ Dennis M. Lanfear
Name:	DENNIS M. LANFEAR
Title:	CHIEF EXECUTIVE OFFICER

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

EXHIBIT B

POTENTIAL ALTERATIONS

EXHIBIT C

NOTICE OF LEASE TERM DATES

                             , 20

To:

Re:	First Amendment (the “Amendment”), dated , 20 , to a lease agreement dated September 26, 2011, between CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and COHERUS BIOSCIENCE, INC., a Delaware corporation (“Tenant”), concerning Suite 295 on the second floor of the building located at 201 Redwood Shores Parkway, Redwood City, California (the “Expansion Space”).

Lease ID:

Business Unit Number:

Dear                                  :

In accordance with the Amendment, Tenant accepts possession of the Expansion Space and confirms that (a) the Expansion Effective Date is                    , 20    , and (b) the Expiration Date is September 30, 2013.

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention. Please note that, pursuant to Section 1.3 of the Amendment, if Tenant fails to execute and return (or reasonably object in writing to) this letter within five (5) days after receiving it, Tenant shall be deemed to have executed and returned it without exception.

“Landlord”:

CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By:
Name:
Title:

Agreed and Accepted as

of                , 2012.

“Tenant”:

COHERUS BIOSCIENCE, INC., a Delaware

EXHIBIT D

POTENTIAL OFFERING SPACE

EXHIBIT E

BILL OF SALE

Seller, CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership, having its principal place of business at 2655 Campus Drive, Suite 100, San Mateo, California, 94403, in consideration of $1.00 and valuable consideration, receipt and sufficiency whereof is hereby acknowledged, does hereby quitclaim and convey to Buyer, BIOGENERICS, INC., a Delaware corporation, the personal property described on Schedule 1 attached hereto (collectively, the “Personal Property”) located in, or otherwise servicing, Suite 295 located on the second floor of the building commonly known as Towers @ Shores-201 Redwood Shores located at 201 Redwood Shores Parkway, Redwood City, California.

All warranties of title, quality, condition, fitness of use, and merchantability are hereby excluded and Buyer accepts the Personal Property in its “as is “/ ’’where is” condition.

This Bill of Sale shall be governed by, and construed in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Buyer and Seller have caused this bill of sale to be signed this 17th day of May, 2012.

SELLER:

CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Kenneth Young
	Name:	Kenneth Young
	Title:	Vice President - Leasing

BUYER:

COHERUS BIOSCIENCE, INC., a Delaware corporation

	By:	/s/ Dennis M. Lanfear
	Name:	DENNIS M. LANFEAR
	Title	CHIEF EXECUTIVE OFFICER

SCHEDULE 1

LIST OF PERSONAL PROPERTY

This Schedule is attached to and made a part of the Bill of Sale by and between CA-TOWERS AT SHORES CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”) and COHERUS BIOSCIENCE, INC., a Delaware corporation (“Buyer”).

3 – 30 x 65 desks and 42x24 right return wood

1 – 42 x 72 bow front desk and 24x48 left return wood

1 – 30 x 12 x 72 bookcase wood

1 – 30 x 12 x 72 bookcase with low closed storage wood

1 – 36 x 72 desk and 24x60 left return wood

1 – 8 x 42 conference table with grommet

5 – black leather desk chairs (1 is broken)

2 – 19d x 42w x 41h 3D Black metal file cabinets

2 – light green rolling chairs

3 – light green side chairs

2 – wood frame whiteboards

1 – 42” round wood table

1 – 18 x 48 x 30console table (repair table top) no brand/made in china

1 – 20 x20h round black laminate end table

1 – small white Whirlpool refrigerator

Miscellaneous silk plants